Exhibit 10.7

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [XXX], HAS BEEN OMITTED BECAUSE THE OMMITTED INFORMATION IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Metal Sales and Tolling Framework Agreement

ASM Korea Co., Ltd. USA Rare Earth, LLC

Contents 1

Contents

	Table of contents

1	Definitions and interpretation		2
	1.1	Definitions	2

2	Term		3
	2.1	Term	3

3	Product Specification; Packaging		4

4	Quantities		4
	4.1	Annual quantities	4
	4.2	Tolled Product	5
	4.3	Committed Volumes	6

5	Tolling		6

6	Delivery, title and risk		7
	6.1	Buyer Feedstock	7
	6.2	Product	7

7	Pricing Mechanism		7

8	Invoice and Payment		8
	8.1	Invoice	8
	8.2	Payment	8
	8.3	Currency	8
	8.4	Interest	8

9	Specifications		8

10	Composition purity and specifications		9

11	Inspection		9

12	Insurance		10

13	Warranties and obligations		10

14	Mutual representations and warranties		11

15	Force Majeure		11

16	Termination		12

Contents 1

Contents

17	Liability		12
	17.1	Indemnification	12
	17.2	Liability	12
	17.3	Consequential loss	12
	17.4	Exclusions	13

18	Governing Law and Jurisdiction		13

19	Notice		13

20	Confidentiality		14

21	Miscellaneous		14

	Schedule 1
	Packaging		16

	Schedule 2
	Pricing Mechanism		17

	Signing page		20

Contents 2

Metal sales and tolling agreement

Date ►

Between the parties

Seller	ASM Korea Co., Ltd of 83, Gwahaksaneop 4-ro, Oksan-myeon, Heungdeok-gu, Cheongju-si, Chungcheongbuk-do
Buyer	USA Rare Earth, LLC of 1001 Water Street, Suite 600, Tampa, FL 33602

Recitals

1   The Seller group of companies owns and operates a metals technology facility located at Ochang, South Korea (Plant) which produces refined metal products.

2   The Buyer wishes to buy and take delivery of certain quantities of either Seller product NdFeB alloy flake or tolled NdFeB alloy flake using Buyer supplied feedstock produced at the Plant from the Seller over the Term.

3   This agreement sets out the principal terms for the supply of Product by the Seller to the Buyer.

The parties agree as follows:

1	Definitions and interpretation

1.1	Definitions

The meanings of the terms used in this agreement are set out below.

Term	Meaning
Business Day	a day on which banks are open for business in Seoul, Korea, other than a Saturday, Sunday or public holiday in that city.
Buyer Feedstock	means rare earth oxides of Nd, PrNd, Pr, Dy and Tb.
Commencement Date	means the date this agreement is executed by both parties.
Consequential Loss	means any special, indirect or consequential loss arising under or in connection with this agreement, including any loss of profits, loss of sales or business; loss of production; loss of agreements or contracts; loss of business opportunity; loss of anticipated savings; loss of or damage to goodwill; loss of reputation; or loss of use or corruption of software, data or information.
Buyer Feedstock Delivery Point	means CIF Major Korean Port (to be agreed in writing between parties) Incoterm.
Incoterm	is a reference to the Incoterms® 2020 issued by the International Chamber of Commerce.
Indicative Quantity of Product	means the indicative quantity of Product the Buyer will purchase from the Seller during each year of the Term and which at the Commencement Date is as per clause 4.1(b).
Indicative Quantity of Tolled Product	means the indicative quantity of Tolled Product the Buyer will purchase from the Seller during each year of the Term and which must be no more than the percentage of Indicative Quantity of Product as specified in clause 4.2(c).
Invoice	is an invoice issued under clause 8.

2 Term

Term	Meaning
Product	means both Seller Product and Tolled Product.
Purchase Price	means the price of the Product to be determined in accordance with Schedule 2.
Rare Earth Feedstock	means neodymium (Nd), praseodymium (Pr), terbium (Tb) or dysprosium (Dy) oxide or metal feedstock used by the Seller to produce Product.
Seller Product	means NdFeB alloy flake that is manufactured by the Seller using Seller sourced feedstock.
SOFR	means the Secured Overnight Financing Rate on the relevant date, published by the New York Federal Reserve.
Specifications	has the meaning given to that term in clause 9(a).

Term	is defined in clause 2.
Tolled Product	means NdFeB alloy flake that is manufactured by the Seller using Buyer Feedstock or a combination of Buyer Feedstock and Seller sourced feedstock as agreed in writing between the parties.
USD or Dollar	the United States Dollar, the legal currency of the United States of America.
Yield	has the meaning given to that term in clause 5(b).

2	Term

2.1	Term

This agreement will come into effect upon the Commencement Date and continue to be valid until 31 December 2028, unless terminated earlier in accordance with clause 16 of this agreement.

3 Product Specification; Packaging

3	Product Specification; Packaging

(a)	Subject to clause 9(a), the Seller agrees to sell to the Buyer and the Buyer agrees to buy from the Seller, Product for the Purchase Price and on the terms and conditions of this agreement.

(b)	The Seller must ensure the Product meets the Specifications, save to the extent that such failure to meet the Specifications is as a result of the Buyer Feedstock.

(c)	The Product is to be packaged by the Seller in accordance with the requirements set out in Schedule 1 and in the absence of any specified requirements, in accordance with customary practices in the industry.

(d)	Except where the Buyer is unable to take delivery of the Product, no charge shall be made by the Seller for shipment or importation or exportation of the Products, including but not limited to costs for packaging, storage, handling, or shipping.

(e)	Product shall be certified:

(1)	in the case of Tolled Product, to have been produced in the Seller’s domestic facilities or, in the event of a foreign facility of Seller, an ex-China facility; and

(2)	in the case of Seller Product, produced from the Seller sourced Rare Earth Feedstock of non-Chinese origin.

(f)	In the event that, despite good faith efforts by Seller, the Seller cannot make the certifications required pursuant to clause 3(e), the Buyer’s sole remedy will be to terminate the relevant order for Product.

4	Quantities

4.1	Annual quantities

(a)	The Buyer will purchase Product from the Seller equal to 60% of the Buyer’s total annual NdFeB alloy flake demand at its Stillwater, OK facility for the Buyer’s “Line A” and “Line B” magnet production lines. For planning purposes, the Buyer and the Seller understand Line A to be production ramp up to 600mtpa total production and Line B to be production ramp up to 600mtpa total production after a second furnace is installed. The combined production of Line A and Line B is intended to be 1,200mtpa. Actual demand may vary from these indications due to NdFeB alloy flake recovery rates (swarf rates) when producing NdFeB magnets at the Seller’s facility.

4 Quantities

(b)	For planning purposes only, the Indicative Quantity of Product that the Seller shall sell and the Buyer will purchase during each year of the Term are indicated below:

Year	Indicative Buyer’s total annual NdFeB flake demand (mtpa)	Indicative Quantity of Product (mtpa @60% of total demand)
[XXX]	[XXX]	[XXX]
[XXX]	[XXX]	[XXX]
[XXX]	[XXX]	[XXX]
[XXX]	[XXX]	[XXX]
[XXX]	[XXX]	[XXX]
[XXX]	[XXX]	[XXX]

(c)	By no later than 30 March 2024 and each 6 months thereafter (Relevant Date), the Buyer must provide to the Seller:

(1)	the quantity of Product it will procure in the first calendar year half following the Relevant Date which will be accurate to within +/- 15% (Firm Commitment); and

(2)	the Indicative Quantity of Product it will procure in the second calendar year half following the Relevant Date.

For example:

(3)	on 30 March 2024 the Buyer will provide the Seller with:

(A)	the Firm Commitment for Product it will purchase (accurate to +/- 15%) for the second half of calendar year 2024; and

(B)	an Indicative Quantity of Product it will purchase for the first half of calendar year 2025; and

(4)	on 30 September 2024 the Buyer will provide the Seller with:

(A)	the Firm Commitment for Product it will purchase (accurate to +/- 15%) for the first half of calendar year 2025; and

(B)	an Indicative Quantity of Product it will purchase for the second half of calendar year 2025; and

(d)	The Buyer and the Seller agree to consult on an ongoing basis with respect to either the Indicative Quantity of Product or the Firm Commitment and use reasonable endeavours to accommodate any changes required to such quantities as a result of changing circumstances in either party’s business or operations.

(e)	The parties agree to in good faith discuss the rare earth oxide feedstock requirements for the Product if one party is able to achieve more favorable feedstock prices subject to timing requirements and any pre-committed supply agreements.

4.2	Tolled Product

(a)	The Buyer may by no later June 30 of each year of the Term notify the Seller that it intends to purchase Tolled Product during the next calendar year.

(b)	If the Buyer indicates that it will purchase Tolled Product in accordance with clause 4.2(a) it will provide for planning purposes only, the projected Indicative Quantity of Tolled Product to be purchased in the subsequent year, provided that such amount of Tolled Product is not more than the percentage of Indicative Quantity of Product as specified in clause 4.1(c)(1).

5 Tolling

(c)	By no later than 31 December 2023, the Buyer and the Seller agree to define in good faith the:

(1)	maximum Tolled Product that can be purchased as a percentage of Indicative Quantity of Product, unless otherwise agreed in writing between the parties;

(2)	Yield of each Buyer Feedstock; and

(3)	pricing mechanism, adjustment and/or or relevant tolling processing fee that will be the basis of the Purchase Price for Tolled Product.

For the purpose of clarity, failure to define the items contained in this clause 4.2(c) by the target date of 31 December 2023 shall not be grounds for either party to terminate this agreement.

(d)	At least 6 months before the month in which the Buyer wishes to purchase Tolled Product, the Buyer shall inform the Seller of its firm intention to deliver a proportion of Buyer Feedstock to the Seller in accordance with clause 5.

4.3	Committed Volumes

(a)	At least 3 months before the month in which the Buyer wishes to purchase Product, the Buyer shall issue a purchase order for the monthly volume of Product it will purchase in the relevant month for shipment of Product which must be within the Firm Commitment or any such other amount as agreed by the parties (Committed Volume).

(b)	Except to the extent that the Buyer is excused from taking delivery of Product in accordance with this agreement, if the Buyer does not take any Committed Volume, the Seller shall invoice the Buyer an amount equal to the Seller’s actual and documented incremental costs incurred as a result of the Buyer’s failure to purchase and received such Committed Volumes. Notwithstanding the foregoing, the Seller shall use reasonable efforts to resell the Committed Volume and not purchased and accepted by the Buyer.

(c)	To the extent that an order for Product includes Tolled Product, clause 5 will apply to the purchase of Tolled Product.

5	Tolling

(a)	The Buyer will deliver to the Seller the Buyer Feedstock that the Buyer wishes for the Seller to process into Tolled Product, and the Seller will manufacture from the Buyer Feedstock, an amount of Tolled Product at least equal to the Yield.

(b)	The Yield will be the percentage recovery of each Buyer Feedstock rare earth oxide in Tolled Product which will be agreed in writing by the parties in accordance with clause 4.2 above and then reviewed every six months by no later than six months prior to the relevant delivery month.

(c)	The Buyer will deliver the Buyer Feedstock to the Buyer Feedstock Delivery Point in such quantities, specifications and at such times as specified by the Seller.

(d)	The Seller will produce Tolled Product from the Buyer Feedstock to meet the Yield and the Specifications.

6 Delivery, title and risk

(e)	If the Buyer fails to deliver sufficient Buyer Feedstock in accordance with clause 5(c) then at the Seller’s option it will either:

(1)	deliver Seller Product to the Buyer in place of the Tolled Product; or

(2)	not deliver the Tolled Product and the Seller will not be liable for not producing the Tolled Product and the Committed Volume will be reduced accordingly.

(f)	The parties agree to a rebuttable presumption that the quality and quantity of Buyer Feedstock delivered at the Buyer Feedstock Delivery Point are as stated on the weight and quality certificates issued upon loading of the delivery vessel, barge, or railcar at its origin. The Seller may, at its sole expense, obtain independent measurement of the quantity and quality of the Buyer Feedstock delivered, including by means of a third-party witness surveyor and/or lab, and may dispute any such measurements and/or quality assertions.

6	Delivery, title and risk

6.1	Buyer Feedstock

(a)	The Buyer must deliver the Buyer Feedstock to the Buyer Feedstock Delivery Point.

(b)	Risk of loss of the Buyer Feedstock will transfer to the Seller upon delivery as determined in accordance with the applicable Incoterm.

(c)	Title to the Buyer Feedstock will transfer to the Seller upon delivery in accordance with the Incoterm.

(d)	Upon request, the Buyer will provide evidence to the Seller of the placement of any insurance required by the Incoterms.

6.2	Product

(a)	Deliveries of the Product shall be made in the quantities, on the dates and at the times as mutually agreed by the parties.

(b)	Unless otherwise expressly agreed in writing, all deliveries of the Product must be made on CIF US Port (to be agreed in writing between the parties) Incoterm.

(c)	Risk of loss of the Product will transfer to the Buyer upon delivery as determined in accordance with the applicable Incoterm.

(d)	Title to the Product will transfer to the Buyer from the Seller in accordance with the applicable Incoterm.

(e)	Upon request, the Seller will provide evidence to the Buyer of the placement of any insurance required by the Incoterms.

7	Pricing Mechanism

The parties agree that, for each delivery, the Purchase Price of the Product being delivered will be determined in accordance with the pricing mechanism set out in Schedule 2.

8 Invoice and Payment

8	Invoice and Payment

8.1	Invoice

(a)	The Seller must issue an invoice in respect of each relevant delivery of Product (Invoice) for the Purchase Price of the Product upon agreement for each order of Product.

(b)	The Invoice must reference the order number, quantity of Products in the shipment, number of cartons or containers in the shipment, bill of lading number, and other information reasonably requested by the Buyer in writing prior dispatch.

(c)	The Buyer may only withhold payment where the Invoice does not contain the information contained in clause 8.1(b) until the Seller complies.

8.2	Payment

Unless otherwise expressly agreed in writing, the Buyer will pay the Invoice exclusive of VAT, other taxes, charges, tariffs and duties in full in accordance with the following payment schedule:

(a)	10% immediately upon agreement of each order for Product;

(b)	40% immediately upon the Buyer’s acknowledgement and confirmed receipt of the emailed copy of the Bill of Lading; and

(c)	50% 30 days after delivery of the Products CIF US Port (to be agreed in writing between the parties) Incoterm.

8.3	Currency

All payments made under this agreement must be made in USD and in immediately available funds, without set off or deduction.

8.4	Interest

For any amount properly due from one party to the other party pursuant to this agreement and remaining unpaid after the due date for such payment, the defaulting party must pay interest on the outstanding amount at the rate of SOFR + 2% per annum (accrued on daily basis).

9	Specifications

(a)	Prior to commencing any supply of Product pursuant to this agreement, the parties must agree the technical requirements of the Product, including composition and quality specifications (and/or as may be updated from time to time as mutually agreed by the parties in writing) (Specifications).

(b)	The Seller will provide documentation, results, and certificates required to demonstrate that the Products meet the Specifications before deliveries commence.

10 Composition purity and specifications

10	Composition purity and specifications

The Seller must ensure that all deliveries of Products under this agreement are accompanied by:

(a)	a certificate of purity, certifying that the Products in such shipment meet the Specifications;

(b)	copies of any and all raw material composition report(s) for the raw materials within the Products, including Certificate(s) of Origin;

(c)	results of the testing conducted on the Products;

(d)	the pouring temperature of the Products, which is anticipated to be approximately 1450°C;

(e)	third-party analyses for:

(1)	cross-referencing using an ICP-OES to confirm the composition;

(2)	SEM analysis to confirm that the thickness of columnar grains, the thickness of the flakes, and the crystalline interspace is in accordance with ranges to be agreed by the parties acting reasonably; and

(3)	XRD analysis to confirm the main phase is Nd2(FeCo)14B.

11	Inspection

(a)	Within 14 days after receipt of each shipment of Product into the Buyer’s Stillwater, OK facility, the Buyer shall examine such Product for any failure to conform to the Specifications (Non-Conforming Product).

(b)	All claims for any alleged Non-Conforming Product or shortage (whether based on contract, negligence, strict liability, other tort or otherwise) shall be deemed waived unless made in writing and received by the Seller within sixty (60) days after the Buyer’s receipt of the Product in respect to which such claim is made, or, if such claim is for non-delivery of such Product, within sixty (60) days after the date upon which such Product was to be delivered.

(c)	Nothing in this agreement releases the Seller from the obligation of testing, inspection, and quality control of the Products.

(d)	If the Buyer makes a claim with respect to Non-Conforming Products in accordance with clause 11(b), the parties shall take all reasonable steps to find a mutually agreeable solution to dealing with the rejected Products.

(e)	In addition to other remedies available to the Buyer for Non-Conforming Products, and if no mutually agreeable solution can be reached, the Buyer may at its discretion:

(1)	direct the Seller to collect the Non-Conforming Products from the point of delivery in accordance with this agreement and re-supply with conforming Products; or

(2)	seek a reduction in the Purchase Price for the Non-Conforming Products.

(f)	If the Buyer makes a direction pursuant to clause 11(e)(1), the Seller, at its sole risk and expense, agrees to authorise return of the Product and will collect the Non-Conforming Products and shall immediately ship conforming Products to the Buyer in place of the Non-Conforming Products, unless directed in writing by the Buyer to do otherwise.

12 Insurance

12	Insurance

(a)	Each party warrants they have all required licenses, registrations, and insurances that a prudent party would have to carry on and operate a business in the jurisdiction(s) in which the party is carrying on or operating a business, including for the avoidance of doubt any insurance required to be placed pursuant to the relevant Incoterm.

(b)	A party will provide evidence in the form of a certificate of currency or certificate of placement of insurance (including for any insurances required to be placed pursuant to the relevant Incoterm) within 20 Business Days’ advance written notice from the other party requesting such evidence.

13	Warranties and obligations

(a)	The Seller warrants to the Buyer that, at delivery, the Products will,:

(1)	be new (unless specified otherwise);

(2)	be free of any liens, claims or encumbrances whatsoever;

(3)	conform to the Specifications;

(4)	conform to all samples, descriptions, brochures, standards and manuals furnished by the Seller to the Buyer;

(5)	be merchantable;

(6)	be free of any defects in material and workmanship; and

(7)	not infringe or encroach upon any third party’s personal, contractual, proprietary, or intellectual property rights, including, without limitation, patents, trademarks, copyrights or trade secrets.

(b)	The Seller must provide the Products:

(1)	in a timely, professional, and workmanlike manner with due care and diligence;

(2)	in accordance with a high standard of quality in the Seller’s industry and all applicable professional standards for the field of expertise;

(3)	in accordance with the terms and subject to the conditions set forth in the respective order and this agreement; and

(4)	using personnel of required skill, experience, and qualifications.

(c)	The Buyer warrants that any technical information and specification in relation to the Product it provides to the Seller does not infringe or encroach upon any third party’s personal, contractual, proprietary, or intellectual property rights, including, without limitation, patents, trademarks, copyrights or trade secrets.

15 Force Majeure

14	Mutual representations and warranties

Each party represents and warrants to the other party as of the date hereof and as of the date of each purchase and sale of Product hereunder, that:

(a)	it is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and in good standing under such laws;

(b)	it has the corporate, governmental or other legal capacity, authority and power to execute this agreement, to deliver this agreement and to perform its obligations under this agreement and has taken all necessary action to authorize the foregoing;

(c)	the execution, delivery and performance described in the preceding paragraph (b) do not violate or conflict with any applicable law, any provision of its constitutional documents, any order or judgment of any court or governmental authority applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(d)	its obligations under this agreement constitute its legal, valid and binding obligations, enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law and an implied covenant of good faith and fair dealing);

(e)	there is not pending or, to its knowledge, threatened against it any action, suit or proceeding at law or in equity or before any court, tribunal, governmental authority, official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this agreement or its ability to perform its obligations under this agreement;

(f)	it is not relying upon any representations of the other party, other than those expressly set forth in this agreement;

(g)	it has entered into this agreement as principal (and not as advisor, agent, broker or in any other capacity, fiduciary or otherwise), with a full understanding of the material terms and risks of the same and is capable of assuming those risks; and

(h)	it has made commercial determinations set forth in this agreement based upon its own judgment and any advice from its advisors as it has deemed necessary, and not in reliance upon any view expressed by the other party.

15	Force Majeure

(a)	Any failure or delay in the performance by either party of its obligations under this agreement will not constitute a breach or give rise to any claims for damages if, and to the extent that it is caused by occurrences beyond the control of the party affected, including, acts of God, natural disasters or other catastrophes, floods, explosions, storms, earthquakes, accidents, wars, riots, acts of a public enemy, rebellion, insurrection, acts of terror, wars, equipment failure, sabotage, pandemic, epidemic, quarantine restrictions, transportation embargoes or national emergencies.

(b)	The party so affected must continue to take all actions reasonably within its power to comply as far as possible with its obligations under this agreement. The affected party must promptly notify the other party after the occurrence of the relevant event and must use every reasonable effort to minimize the effects of such event and act in all good faith with due care and diligence. The parties expressly agree that this clause will not apply if the failure of a party to perform is solely caused by (i) its financial difficulties or (ii) a change in market conditions.

16 Termination

(c)	In the event of any change in the law materially affecting the implementation of manufacture, or the sale or purchase of the Product in the manner contemplated by this agreement, the parties must agree any appropriate changes to this agreement to reflect the ongoing supply and purchase relationship between them.

16	Termination

In the event that a party is in material default under this agreement, the non-defaulting party will have the right to terminate this agreement effective immediately providing that:

(a)	the non-defaulting party provides written notice to the defaulting party referencing this clause, setting out details of the default and providing a time period to cure such default which must be not less than thirty (30) days; and

(b)	the defaulting party fails to cure such default within the time period specified in the notice period in clause 16(a).

17	Liability

17.1	Indemnification

To the fullest extent permitted by law, the Seller expressly agrees to defend, indemnify and hold harmless the Buyer and its affiliates, officers, directors, employees, agents, successors and assigns (Indemnitees) from and against third-party claims, whether premised on contract, tort, strict liability or otherwise, resulting from:

(a)	personal injury or property damage caused by an act or omission of the Seller in performing its obligations under this agreement; or

(b)	the gross negligence or intentional misconduct of the Seller or its agents or personnel.

17.2	Liability

Except as set out in clause 17.4, each party’s liability arising out of or in connection with this agreement is limited to two times the total value of this agreement.

17.3	Consequential loss

Except as set out in clause 17.4, neither party will be liable to the other party for any Consequential Loss suffered or incurred by the other party in connection with this agreement.

18 Governing Law and Jurisdiction

17.4	Exclusions

Nothing in clause 17.2 or 17.3 excludes or limits a party’s liability for:

(a)	breach of clause 20;

(b)	infringement or misappropriation of intellectual property rights;

(c)	gross negligence or wilful misconduct.

18	Governing Law and Jurisdiction

(a)	This agreement and any dispute or claim arising out of or in connection with it or its subject matter, existence, negotiation, validity, termination or enforceability (including non-contractual disputes or claims) will be governed by, interpreted under, and construed and enforceable in accordance with, the laws of Singapore.

(b)	Any dispute arising out of or in connection with this agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre (SIAC) in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (SIAC Rules) for the time being in force, which rules are deemed to be incorporated by reference in this clause.

(c)	The seat of the arbitration shall be Singapore.

(d)	The Tribunal shall consist of 1 arbitrator.

(e)	The language of the arbitration shall be English.

19	Notice

The contact information of the parties is as below. Each notice, demand or other communication given or made under this agreement must be in writing and delivered or sent to the relevant party at its address or email set out below (or such other address or email as the addressee has by prior written notice sent to the other party) and will be deemed effectively served upon the earlier of actual receipt or:

(a)	personal delivery to the party to be notified;

(b)	on the recipient’s next Business Day, if sent by electronic mail, unless the sender receives an automated message that the email has not been delivered;

(c)	on the sixth (6th) day after having been sent by courier or express mail.

Seller’s details:

Address:	Level 4, 66 Kings Park Road, West Perth, WA 6005, Australia

Attention:	Peter Finnimore

Email:	[XXX]

Buyer’s details:

Address:	1001 Water St, Ste. 600, Tampa, FL 33602, USA

Attention:	Simon Sullivan

Email:	[XXX]

20 Confidentiality

20	Confidentiality

(a)	The parties acknowledge and agree that the terms of this agreement and any information disclosed under it will be deemed to be ‘Confidential Information’ for the purpose of the Non-Disclosure Agreement between the parties dated 24 November 2021 and the parties will be bound by its terms and conditions in respect of such information until 2 years after the termination or expiry of this agreement.

(b)	Each party undertakes that it will not at any time (save as required by law) make any announcement in connection with this agreement unless the other party has given its written consent to such announcement (which consent may not be unreasonably withheld and may be given either generally or in a specific case or cases and may be subject to conditions).

21	Miscellaneous

(a)	Unless otherwise agreed by the parties, each party must pay its own relevant costs and expenses in respect of the negotiation, preparation, execution and delivery of this agreement.

(b)	No failure or delay by either party in exercising any right, power or remedy under this agreement will operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by either party of any breach by the other party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

(c)	If at any time any provision of this agreement is or becomes illegal, invalid or unenforceable in any respect, the legality, validity and enforceability of the remaining provisions of this agreement shall not be affected or impaired thereby.

(d)	Each of the parties must do and execute or procure to be done and executed all such further acts, deeds, things and documents as may be necessary to give effect to the terms of this agreement.

(e)	Either party may transfer, license, or assign all or any of its rights or obligations under this agreement by notifying the other party in writing and such other party providing written consent.

(f)	This agreement, together with any and all of its attachments, schedules, exhibits, amendments, and/or restatements, if any, and another contracts or agreements mentioned in or permitted by this agreement, constitute the entire agreement between the parties with respect to the subject matter and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof.

(g)	The headings in this agreement are for convenience of reference only and will not limit or otherwise affect the meaning thereof.

21 Miscellaneous

(h)	This agreement may be executed in any form legally accepted in accordance with applicable law, including by affixing signatures electronically if such affixation is duly authorized by the party executing by way of electronic signatures.

(i)	This agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the agreement. All counterparts, taken together, constitute one instrument, and a party may execute this agreement by signing any counterpart.

Schedule 1

Packaging

Products

Stripcast Specification

Packaging

Steel Drums of 50 kg each, flakes to be wrapped in plastic bags, up to 50kg bags each, both sealed under protective gas and in dry atmosphere within 24 hours of strip casting.

Four drums per pallet, for a total of 200kg per pallet.

Labelling:

●	Customer Name,

●	Material Grade,

●	Lot nr.,

●	Drum nr.,

●	Date of manufacturing,

●	QC signed

●	Each batch is accompanied by a certificate of Chemical analysis stating the results of the analysis along with a distribution of flake thickness and a SEM image.

Documents

-	Certificate of Quality;

-	Certificate of Origin;

-	Commercial Invoice;

-	Copy of the Bill of Lading

Metal product offtake agreement      page 16

Schedule 2

Pricing Mechanism

1.1	Seller Product

Until 31 December 2025, the Purchase Price for the Seller Product for each specification will be in accordance with the following framework formula:

For an indicative chemical specification of (wt%) of NdPr 28.0, Dy 3.50, Tb 0.00, Ga 0.20, Co 3.00, the Purchase Price for each Seller Product deliverable under this agreement shall be computed as follows: [XXX]

1.2	Tolled Product

To be mutually agreed in good faith by no later than 31 December 2023.

1.3	New Index or Modification of Index

(a)	If at any time either the Buyer or the Seller in good faith believes that a price determined by reference to a new price reference index that has been published (but otherwise in accordance with the formula, construction and intent of clause 1.1 of this Schedule) more accurately reflects the prevailing regional price of a category of Product (sold on a spot basis) than the Purchase Price determined in accordance with clause 1.1 of this Schedule, then:

(1)	that party may give written notice to the other party that they believe that such a change has taken place;

(2)	the Buyer and the Seller shall within 30 days of the date of any such notice shall meet to discuss whether such a change has taken place and to discuss whether a new price reference index should be used; and

(3)	any change to clause 1.1 of this Schedule must be mutually agreed in writing by the parties before it becomes effective (and will apply from the date of the original notice); and

(4)	if after 30 days the parties have not agreed on whether a new price reference index should be used the parties agree to use the dispute resolution process as set out below.

(b)	If at any time an index referred to in clause 1.1 of this Schedule (Applicable Price Reference Index):

(1)	ceases to be published; or

(2)	is substantially modified as a result of a change in methodology,

then:

(3)	the Buyer or the Seller may give written notice to the other party that they believe that such a change has taken place;

Metal product offtake agreement      page 17

Schedule 2 Pricing Mechanism

(4)	the Buyer and the Seller shall within 30 days of the date of any such notice shall meet to discuss whether such a change has taken place and to discuss what replacement price reference index should be used;

(5)	if after 30 days the parties have not agreed on whether a new price reference index should be used the parties agree to use the dispute resolution process as set out below; and

(6)	the Buyer and the Seller agree to define the pricing to be used in the interim if the reference / a reference has ceased to exist as part of the full agreement.

(c)	In the event of a dispute over the Applicable Price Reference Index or a related item, then the parties commit to the following dispute resolution process:

(1)	The parties shall mutually agree upon a mediator with industry experience to mediate the dispute. Each party shall be responsible for their expenses with the cost of the mediator split between the parties.

(2)	In the event the above fails to resolve the dispute or the parties are unable to agree upon a mediator, then within thirty (30) days of the failed mediation or the beginning of mediator selection, the parties agree to resolve the dispute in accordance with clause 18.

1.4	Review of Seller Product Pricing Formula

(a)	The parties shall use their best endeavours to agree a new pricing formula for Seller Product to apply from 1 January 2026 for the remainder of the Term (New Formula).

(b)	In determining the New Formula, the parties must take into account:

(1)	any new price reference index or current market spot price that more accurately reflects the prevailing regional market price of Product that can be used as the base point for negotiating the Purchase Price (subject to agreed discounts or premiums);

(2)	the current market practices for pricing and selling product similar to the Product to be sold under this agreement;

(3)	the current cost to the Seller to produce the Product; and

(4)	the ongoing economics and commercial viability to the parties of the ongoing supply arrangement, including any potential loss of opportunity.

(c)	Any New Formula must be mutually agreed in writing by the parties before it becomes effective (and will apply from the date of such agreement).

(d)	If after 90 days, the parties have not agreed the New Formula the parties must refer the dispute to their respective Chief Executive Officers to discuss and resolve the dispute.

(e)	If the dispute is not resolved within 90 days of referral pursuant to clause 1.4(d)(1), the parties shall mutually agree upon a mediator with industry experience to mediate the dispute. Each party shall be responsible for their expenses with the cost of the mediator split between the parties.

(f)	In the event the above fails to resolve the dispute or the parties are unable to agree upon a mediator, then within thirty (30) days of the failed mediation or the beginning of mediator selection, the parties agree to resolve the dispute in accordance with clause 18.

Schedule 2

(g)	If the parties have not agreed a New Formula by 31 December 2025, Seller Product will be priced in accordance with the pricing formula set out in clause 1.1 of this Schedule, provided that doing so will not cause a party to suffer economic hardship or significant lost opportunity.

(h)	For the duration of any dispute regarding pricing, the previously agreed upon pricing formula shall remain in effect until the resolution of such dispute.

Signing page

Signing page

Executed as an agreement

Seller

Signed by ASM Korea Co., Ltd. by

sign here ►	/s/ Nick Son
Authorised Representative/ Representative Director

print name	Nick Son

Buyer

Signed by USA Rare Earth, LLC by

sign here ►	/s/ David Kronenfeld	sign here ►	/s/ Tom Schneberger
	Company Secretary/Chief Legal Officer		CEO/Director

print name	David Kronenfeld	print name	Tom Schneberger